Exhibit 21.1

List of Subsidiaries of
Stratus Properties Inc.

Name Under Which
Entity	Organized	It Does Business

Stratus Properties Operating Co., L.P.	Delaware	Same
CJUF II Stratus® Block 21 LLC	Delaware	Same